SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): December 15, 2010
BP PRUDHOE BAY ROYALTY TRUST

(Exact Name of Registrant as Specified in Charter)

Delaware	1-10243	13-6943724

(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

The Bank of New York Mellon Trust Company, N.A.
919 Congress Avenue, Austin, TX	78701

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (800) 852-1422
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 — REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01.	Entry into a Material Definitive Agreement
     BP Exploration (Alaska) Inc. (“BP Alaska”), The Bank of New York Mellon (“BNYM”) and The Bank of New York Mellon Trust Company, N.A. (the “Trust Company”) have entered into an Agreement of Resignation, Appointment and Acceptance, dated December 15, 2010, pursuant to which BNYM resigned as Trustee of the BP Prudhoe Bay Royalty Trust (the “Trust”), and as registrar and transfer agent of the Units of beneficial interest in the Trust (the “Units”), effective on the date of the Agreement, and BP Alaska appointed the Trust Company as successor Trustee of the Trust and as successor registrar and transfer agent of the Units. The Trust Company accepted its appointment as successor Trustee and effective December 15, 2010 succeeded to the rights, powers, trusts, duties and obligations of BNYM under the BP Prudhoe Bay Royalty Trust Agreement dated February 28, 1989 (the “Trust Agreement”). BNY Mellon Trust of Delaware remains the Co-Trustee of the Trust.
     BNYM and the Trust Company are wholly-owned subsidiaries of The Bank of New York Mellon Corporation (NYSE: BK). Information concerning The Bank of New York Mellon Corporation and its subsidiaries may be obtained by visiting http://www.bnymellon.com.
     The resignation of BNYM as Trustee of the Trust and the succession of the Trust Company as Trustee did not result in any change in the provisions of the Trust Agreement or in the duties and obligations of the Trustee thereunder, all of which have been assumed and will be executed by the Trust Company, or any modification in the rights of holders of the Units.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

BP PRUDHOE BAY ROYALTY TRUST

By:	THE BANK OF NEW YORK MELLON
TRUST COMPANY, N.A.,
as Trustee

By:	/s/ Mike Ulrich

Mike Ulrich
Vice President
Date: December 16, 2010